As of September 30, 2016, the following persons or entities now own more than 25% of a fund's voting security.

Person/Entity

Turner Medical Sciences Long/Short, Institutional Class
Merrill Lynch Pierce Fenner & Smith Inc			 37.08%

Turner Medical Sciences Long/Short, Class C
UBS WM USA						 26.36%


As of September 30, 2016, the following persons or entities no longer own more than 25% of a fund's voting security.


Turner Midcap Growth, Retirement Class
Mercer Trust Co.					  0.00%

Turner Titan Long/Short, Investor Class
Charles Schwab & Co Inc			                  6.70%